EXHIBIT "99"
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                       EAST TEXAS FINANCIAL SERVICES, INC.
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           1200 South Beckham o P. O. Box 6910 o Tyler, TX 75711-6910
                        o 903-593-1767 o Fax 903-593-1094





                                  NEWS RELEASE


For verification, contact: Gerald W. Free, Vice Chairman/President/CEO
                           Derrell W. Chapman, Vice President/COO/CFO

Telephone:        (903) 593-1767
Fax:              (903) 593-1094

For immediate release:  September 3, 1999

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                       EAST TEXAS FINANCIAL SERVICES, INC.
                   REPORTS EARNINGS AND DECLARES CASH DIVIDEND

Tyler, Texas, September 3, 1999, - - - East Texas Financial Services, Inc. (OTC Bulletin Board: ETFS.OB), the holding Company for First Federal Savings and Loan Association of Tyler, Texas, confirmed today that it had received an unsolicited, non-binding expression of interest in acquiring the Company for a cash purchase price of $16 per share, subject to certain contingencies, from ETFS Acquisition Co.

         "No firm offer has been made," stated East Texas' President and Chief Executive Officer Gerald Free. President Free went on to say, "the Company is in the process of evaluating its strategic alternatives, which include:
continuation of its growth strategy and the expansion of its products and services to build long term shareholder value; the merits of this proposal; acquisitions of other financial institutions; and other alternatives the Company may have.

         Mr. Free also cautioned shareholders that there could be no assurance that any of the negotiations that East Texas may engage in would result in either an acquisition by the Company or the sale of the Company.

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